EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
PROFIT SHARING PLAN

Employer ID 39-0394230
Plan ID 016

Financial Statements As of and for the Years Ended
December 31, 2013 and 2012

Supplemental Schedule
As of December 31, 2013

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (held at end of year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2013 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 2013 financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 19, 2014

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2013	2012

Assets
Investments at Fair Value:
Cash equivalents	$40,294	$42,433
Kimberly-Clark Corporation stock fund	243,238	217,861
Collective funds	2,461,065	2,070,380
Self-Directed Brokerage Account ("SDBA")	150,346	125,293
Total Investments	2,894,943	2,455,967
Receivables:
Dividends	1,926	1,957
Interest	591	24
Due from broker	2,301	1,457
Employee contributions	4,347	4,302
Employer matching contributions	1,718	1,786
Employer profit sharing contributions	34,349	33,671
Notes receivable from participants	23,563	22,117
Total Receivables	68,795	65,314
Total Assets	2,963,738	2,521,281

Liabilities
Fees payable	423	640
Due to broker	2,482	1,807
Total Liabilities	2,905	2,447

Net Assets Available for Benefits, at fair value	2,960,833	2,518,834

Adjustment from fair value to contract value for fully benefit-responsive stable income fund	(1,629)	(5,159)

Net Assets Available for Benefits	$2,959,204	$2,513,675

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	For the Year Ended December 31
(Thousands of dollars)	2013	2012

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation in fair value of investments	$426,097	$246,670
Dividends - Kimberly-Clark Corporation stock	8,035	7,956
Dividends - SDBA	4,810	3,576
Interest	135	49
Net investment income	439,077	258,251
Contributions:
Employee contributions	98,754	92,560
Employer profit sharing contributions	34,349	33,671
Employer matching contributions	39,887	38,753
Forfeitures used to reduce employer contributions	(805)	(1,663)
Total contributions	172,185	163,321
Interest on notes receivable from participants	873	862
Total Additions	612,135	422,434

Deductions from Net Assets Available for Benefits
Benefits paid to participants	161,377	136,183
Administrative expenses	5,246	4,556
Total Deductions	166,623	140,739
Net increase prior to transfers	445,512	281,695

Net Transfers to/from Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan	17	—

Net Increase in Net Assets Available for Benefits	445,529	281,695

Net Assets Available for Benefits
Beginning of Year	2,513,675	2,231,980
End of Year	$2,959,204	$2,513,675

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
The Plan was adopted on January 1, 2010. Until December 31, 2009 (Date of Merger), the Kimberly-Clark Corporation Incentive Investment Plan (“IIP”) and the Kimberly-Clark Corporation Retirement Contribution Plan, participated in the Kimberly-Clark Corporation Defined Contribution Plans Trust (“Master Trust”) for investment and administrative purposes. By resolution from Kimberly-Clark Corporation (the "Corporation"), dated April 17, 2009, as of the end of the day on December 31, 2009, the Retirement Contribution Plan was merged into the Incentive Investment Plan to form a single plan. Effective January 1, 2010, the merged Incentive Investment Plan was amended and restated as the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan (“RCP”), and applicable assets were transferred to the Plan or remained in the RCP dependent upon participant eligibility. The assets of the Plan are held with The Northern Trust Company (“Trustee”).

The Plan, sponsored by the Corporation, is a defined contribution plan covering eligible employees of the Corporation, and its participating subsidiaries. Effective January 1, 2010, the Plan became an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the “Code”). Salary and hourly non-union (unless bargained) employees of the Corporation and its participating U.S. subsidiaries (collectively, the “Employer”) are eligible to participate in the Plan. Kimtech hourly union employees bargained to participate in the Plan effective January 1, 2011. The Board of Directors of the Corporation or its delegate may change the eligibility and other provisions of the Plan from time to time. The named fiduciary for the Plan is the Benefits Administration Committee.

In November 2013, the Board of Directors of the Corporation authorized the Corporation’s management to pursue a potential tax-free spin-off of the Corporation’s health care business.  As it relates to the Plan, the potential impact of the spin-off has not yet been determined.

Contributions
An eligible employee may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld (“401(k) contributions”), after-tax contributions, and Roth 401(k) contributions in any combination up to 50% in whole percentages or flat dollar amounts of base salary. 401(k) contributions, after-tax contributions, and Roth 401(k) contributions in any combination up to 4% of base salary are eligible for employer matching contributions. Participants that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Company Match Safe Harbor contributions (“employer matching contributions”) are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of 100% on the first 4% of eligible earnings. The employer matching contributions are not required to meet anti-discrimination requirements and testing and does not require distinction of highly compensated employees. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Employer makes a discretionary annual profit sharing contribution for each eligible employee based on the adjusted earnings per share performance from a range of 0% to 6% of eligible earnings. The contribution is deposited into participants' accounts as soon as administratively possible. The contributions for 2013 and 2012 were 3.2% of eligible earnings for each year and totaled $34.3 million and $33.7 million, respectively, and were deposited into participants' accounts within the first two months of the following year.

Employee contributions receivable as of December 31, 2013, presented on the Statement of Net Assets Available for Benefits of $4.3 million includes 401(k) contributions receivable of $3.5 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.8 million. The employee contributions presented on the Statement of Changes in Net Assets Available for

Benefits for year ended December 31, 2013 of $98.8 million includes 401(k) contributions of $81 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $17.8 million.

Employee contributions receivable as of December 31, 2012, presented on the Statement of Net Assets Available for Benefits of $4.3 million includes 401(k) contributions receivable of $3.6 million and after-tax and Roth 401(k) contributions receivable, collectively, of $0.7 million. The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2012 of $92.6 million includes 401(k) contributions of $78.1 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $14.5 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution, the employer matching contributions and Plan earnings, and charged with an allocation of Plan losses including expenses.

Investments
All investment elections are held by the Trustee and participant contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Participants can elect to have their contributions in any of the twenty fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund (“K-C Stock Fund”), two different collective funds offered by Columbia Management (formerly, Ameriprise), which are the Money Market and Stable Income Fund and sixteen collective funds offered by BlackRock which include the Russell 1000 Value Index Non-Lendable Fund F, Russell 2000 Index Non-Lendable Fund F, Russell 1000 Growth Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Russell 1000 Index Non-Lendable Fund F, MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, and ten LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2015 Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund, 2040 Fund, 2045 Fund, 2050 Fund, and 2055 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

During 2013, the Money Market Fund's underlying assets were transferred from the Government Money Market Fund Z to the CT Money Market Fund Z. The changes to the underlying assets were made to better align the Money Market Fund's strategy.

During 2012, the following LifePath Index Non-Lendable Funds were added to the investment options: 2020 Fund, 2030 Fund, 2040 Fund, 2050 Fund, and 2055 Fund. The following funds were also added and assets were transferred from the closed funds as follows: Russell 1000 Growth Index Non-Lendable Fund F from Russell 1000 Growth Fund T, Russell 1000 Value Index Non-Lendable Fund F from Russell 1000 Value Fund T, Russell 1000 Index Non-Lendable Fund F from Equity Index Non-Lendable Fund F, and MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F from MSCI EAFE Equity Index Non-Lendable Fund F. The addition of the new funds and changes to the existing funds were made to broaden investment options.

Vesting
Participants are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and profit sharing contributions occurs after two years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 percent interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest is paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of fifty dollars is charged to the participant. A loan may be a general purpose loan which must be repaid within a maximum of four years, or a primary residence loan, which must be repaid within a maximum of ten years.

Distributions
Upon termination of a participant's employment and after two or more years of qualified service, or because of death, the value of the participant's accounts, including the value of all employer matching and profit sharing contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is less than $5 thousand but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company servicing individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested employer matching and profit sharing contributions is forfeited and used to reduce subsequent employer matching and profit sharing contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2013 and 2012 were $2.4 million and $2.3 million, respectively, and are presented on the Statements of Changes in Net Assets as benefits paid to participants.

Withdrawals
A participant may withdraw the value of their after-tax accounts and the value of profit sharing, and employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions, profit sharing, and earnings credited, in the case of hardship or after attaining age 59½. The participant will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2013 and 2012, forfeitures totaled $0.8 million and $1.7 million, respectively. The forfeitures are used to offset employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are as follows:

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  Funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

The Stable Income Fund is a stable value fund which is invested in other funds that are commingled pools sponsored by Columbia Management. These funds may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. There are no redemption restrictions in the Stable Income Fund.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Benefits Paid to Participants
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $0.5 million and $1 million at December 31, 2013 and 2012, respectively.

Transfers to the Plan
For the year ended December 31, 2013, net transfers to/from the Plan from the RCP were $17 thousand. Participation in the Plan and the RCP can be impacted if a participant's employment status changes to or from hourly union, resulting in a transfer of assets.

Note 3. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy a summary of the Plan's investments measured at fair value as of December 31, 2013 and 2012:

	December 31 2013	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$40,294	$—	$40,294

Fixed Income
Assets held directly:
US government and municipals	57	57	—
US corporate debt	827	—	827
Held through units of mutual and pooled funds:
US government and municipals	405	405	—
US corporate debt	9,075	9,075	—
International bonds	1,171	1,171	—
Multi-sector	664,036	1,574	662,462
Total Fixed Income	675,571	12,282	663,289

Equity
Assets held directly:
US equity	61,688	61,688	—
Non-US equity	10,747	10,747	—
Held through units of mutual and pooled funds:
US equity	1,332,616	50,120	1,282,496
Non-US equity	386,323	9,291	377,032
World equity	5,390	5,390	—
Total Equity	1,796,764	137,236	1,659,528

Multi-Asset Class	382,314	—	382,314

Total	$2,894,943	$149,518	$2,745,425

	December 31 2012	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$42,433	$—	$42,433

Fixed Income
Assets held directly:
US government and municipals	61	61	—
US corporate debt	1,746	—	1,746
International bonds	25	25	—
Held through units of mutual and pooled funds:
US government and municipals	861	861	—
US corporate debt	4,222	4,222	—
International bonds	1,060	1,060	—
Multi-sector	659,165	1,548	657,617
Total Fixed Income	667,140	7,777	659,363

Equity
Assets held directly:
US equity	52,514	52,514	—
Non-US equity	6,559	6,559	—
Held through units of mutual and pooled funds:
US equity	1,025,933	41,894	984,039
Non-US equity	309,019	10,691	298,328
World equity	4,113	4,113	—
Total Equity	1,398,138	115,771	1,282,367

Multi-Asset Class	348,256	—	348,256

Total	$2,455,967	$123,548	$2,332,419

As of December 31, 2013 and 2012, there were no assets with a Level 3 fair value determination. The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The Plan's policy is to recognize significant transfers between levels at the end of the year. The significance of transfers between levels is evaluated based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2013 and 2012, there were no significant transfers among level 1 or 2 fair value determinations.

Following is a description of the valuation methodologies used for the Plan's investments that have been measured at level 2 fair value. There have been no changes in the methodologies used at December 31, 2013 and 2012.

Cash equivalents: The cash equivalents are a result of the cash liquidity held in the K-C Stock Fund, SDBA, and clearing account. The valuation of the cash equivalents is considered a level 2 due to the cash being held in a fund or short-term cash that has movement between funds or out of the Plan.

US government and municipal fixed income securities: The valuation is determined by observing the value at the closing price reported in the active market in which the individual securities are traded and the trading activity in the market place.

US corporate debt-fixed income: The fair value is determined by reference to the values of similar securities traded in the marketplace and current interest rate levels.

Multi-Sector fixed income mutual and pooled funds: The net asset value of the units of the pooled fund as determined by the investment manager is used as a practical expedient to estimate fair value.

US equity, non-US equity and multi-asset class: The investments include the K-C Stock Fund and equity collective funds. Fair value of the Corporation's common stock held in the K-C Stock Fund is determined based on the unadjusted quoted prices for identical assets and the valuation of the common stock is considered a level 2 due to the common stock being held in a fund with cash equivalents.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2013 and 2012, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using NAV per Share
	December 31, 2013	December 31, 2012
Investment	Fair Value (a)	Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$6,260	$9,705	$—	Daily	None	Daily
Fixed income funds (c)	662,462	657,617	—	Daily	None	Daily
Multi-asset class funds (d)	382,314	348,256	—	Daily	None	Daily
Equity index funds (e)	1,659,529	1,282,367	—	Daily	None	Daily
(a) The fair values of the investments have been estimated using the NAV of the investment.
(b) Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.
(c) Fixed income fund strategies seek to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.
(d) Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.
(e) Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the S&P 500 Index or Russell 2000 Index.

Note 5. Investments

The following table presents the fair value of investments that are five percent or more of the Plan's net assets as of December 31, 2013 and/or 2012:

	December 31
	2013	2012
	(Thousands of dollars)
K-C Stock	$243,238	$217,861
Collective funds - BlackRock:
U.S. Debt Index Non-Lending Fund F	313,128	305,169
Russell 1000 Index Non-Lendable Fund F	463,238	353,059
Russell 1000 Value Index Non-Lendable Fund F	159,222	109,571
Russell 1000 Growth Index Non-Lendable Fund F	218,482	169,055
Russell 2000 Index Non-Lendable Fund F	198,317	134,493
MSCI ACWI ex-US IMI Index Non-Lendable Fund F	377,032	298,328
Collective funds - Columbia Management:
Income Fund Z	180,414	183,084
SDBA	150,346	125,293

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

	December 31
	2013	2012
	(Thousands of dollars)
K-C Stock	$47,242	$28,706
Collective funds - BlackRock	353,271	205,488
Collective funds - Columbia Management	3,363	4,535
	403,876	238,729
SDBA:
Bonds	2	38
Common stock	14,866	3,696
Preferred stock	(235)	141
Mutual funds	7,359	4,090
Limited partnerships	229	(24)
	22,221	7,941
Net appreciation in fair value of investments	$426,097	$246,670

Note 6. Party-In-Interest Transactions

At December 31, 2013, the Plan held 2.3 million shares of the Corporation's common stock at a fair value of $243.2 million. During the year ended December 31, 2013, 1.4 million shares were acquired, and 1.7 million shares were disposed.

At December 31, 2012, the Plan held 2.6 million shares of the Corporation's common stock at a fair value of $216.6 million. During the year ended December 31, 2012, 1.5 million shares were acquired, and 1.5 million shares were disposed.

The market value recorded on the Statement of Net Assets Available for Benefits includes the fourth quarter dividend receivable that is not included in the common stock noted above as of December 31, 2013 and 2012.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 7. Plan Termination

Although it has not expressed any intention to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

Note 8. Federal Income Tax Status

During January 2010, the Corporation requested a determination letter and received acknowledgment from the Internal Revenue Service (the “IRS”) that the application has been received. The Corporation filed a request for a new determination letter in June 2011 and the IRS sent an acknowledgment of receipt in July 2011. The Plan is intended to satisfy the requirements of Section 401(a) of the Internal Revenue Code (the “Code”) and is not aware of any Plan provision or operation that would result in the disqualification of the Plan. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Note 9. Changes to the Plan

During the year ended December 31, 2013, the Plan was amended to eliminate hardship withdrawals for payment of legal fees, fines, penalties, levies, garnishments, court actions, tax assessments, past due child support, past due bills necessary to meet a participant's financial obligations due to financial insolvency, heavy debt load, or changes in the participant's financial circumstances, and the construction of a primary residence of the participant, including the purchase of land for that purpose, effective October 4, 2013.

During the year ended December 31, 2012, the Plan was amended to (a) remove the 30 day restriction from the MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, effective October 5, 2012 and (b) add the definition of eligible earnings to include payments received under the Kimberly-Clark Corporation Annual Incentive Plan, effective April 1, 2012.

Note 10. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2013, to Form 5500:

December 31, 2013
(Thousands of dollars)
Benefits paid to participants per the financial statements	$161,377
Add: Benefit payments requested by participants at December 31, 2013	534
Less: Benefit payments requested by participants at December 31, 2012	(1,008)
Benefits paid to participants for Form 5500	$160,903

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2013 and 2012 to Form 5500:

	December 31
	2013	2012
	(Thousands of dollars)
Net assets available for benefits per the financial statements	$2,959,204	$2,513,675
Less: Benefit payments requested by participants	(534)	(1,008)
Add: Adjustment from contract value to fair value for fully benefit-responsive stable income fund	1,629	5,159
Net assets available for benefits per Form 5500	$2,960,299	$2,517,826

The following is a reconciliation of additions per the financial statements for the year ended December 31, 2013, to Form 5500:

December 31, 2013
(Thousands of dollars)
Total additions per the financial statements	$612,135
Add: Adjustment from contract value to fair value for fully benefit-responsive stable income fund for 2013	1,629
Less: Adjustment from contract value to fair value for fully benefit-responsive stable income fund for 2012	(5,159)
Total income per Form 5500	$608,605

Note 11. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

Note 12. Subsequent Events

Pursuant to collectively bargained Labor Agreements, the hourly organized employees at Chester, Mobile, Marinette, Neenah Cold Springs, and Lakeview who are participating in the Kimberly-Clark Corporation Pension Plan will have benefits frozen as of December 31, 2014 and will begin participating in the Plan effective January 1, 2015.  In addition, employees at these locations who are participating in the RCP will cease participation in the RCP as of December 31, 2014 and will begin participating in the Plan effective January 1, 2015.  Participant account balances will be transferred from the RCP to the Plan at that time.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND PROFIT SHARING PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Profit Sharing Plan / 016

		December 31, 2013
Identity of Investment Issuer	Description of Investment	Fair Value
		(Thousands of dollars)
The Northern Trust (1)	Cash equivalents	$40,294

Columbia Management	Collective Funds:
	Money Market Fund Z	28,874
	CT Money Market Fund Z	71,432
	Stable Capital Fund Z	68,612
	Income Fund Z	180,414
		349,332

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	313,128
	Russell 1000 Index Non-Lendable Fund F	463,238
	Russell 1000 Value Index Non-Lendable Fund F	159,222
	Russell 1000 Growth Index Non-Lendable Fund F	218,482
	Russell 2000 Index Non-Lending Fund F	198,317
	MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F	377,032
	LifePath Index Retirement Non-Lendable Fund F	32,865
	LifePath Index 2015 Non-Lendable Fund F	57,969
	LifePath Index 2020 Non-Lendable Fund F	8,105
	LifePath Index 2025 Non-Lendable Fund F	125,163
	LifePath Index 2030 Non-Lendable Fund F	5,672
	LifePath Index 2035 Non-Lendable Fund F	88,184
	LifePath Index 2040 Non-Lendable Fund F	2,216
	LifePath Index 2045 Non-Lendable Fund F	54,487
	LifePath Index 2050 Non-Lendable Fund F	3,173
	LifePath Index 2055 Non-Lendable Fund F	4,480
		2,111,733

K-C(1)	Stock Fund	243,238

Hewitt	SDBA	150,346

The Northern Trust (1)	Notes receivable from participants
	rate of interest (3.25% - 9.5%)
	maturity dates (January 2014 - March 2038)	23,563

Total Investments		$2,918,506

(1)	Sponsor and/or issuer known to be a party-in-interest to the Plan.
Cost is not presented as all investments are participant directed.
See accompanying report of independent registered public accounting firm.